Exhibit 99.1

News Release

American Homes 4 Rent Appoints Michelle C. Kerrick to Board of Trustees

Retiring Deloitte Leader Brings Corporate Governance and REIT Experience

Company Continues Board Composition Refreshment Process,

Appoints Fifth Independent Trustee Since 2019

AGOURA HILLS, Calif., Sept. 11, 2020 – American Homes 4 Rent (NYSE: AMH), a leading provider of high-quality single-family homes for rent, today announced that Michelle C. Kerrick has been appointed as an independent trustee of the Board. She will serve on the Company’s Audit Committee and Compensation Committee.

Ms. Kerrick will retire effective Sept. 19, 2020, following a 35-year career at Deloitte, where she served as West Region Market Leader and Managing Partner of the Los Angeles office. She has extensive leadership experience as a trusted advisor to Fortune 500 senior executives, corporate boards and audit committees across a broad set of industries, including real estate investment trusts (REITs) and publicly traded homebuilders and developers.

Ms. Kerrick’s addition increases the size of the Board of Trustees to 13 members and is a continuation of the Board’s refreshment process. The Board has added five independent directors since the beginning of 2019. In addition, Kenneth M. Woolley was named independent Chairman of the Board in May 2020.

“We are very pleased to welcome Michelle to the AH4R board,” said David Singelyn, American Homes 4 Rent’s Chief Executive Officer and Trustee. “We will benefit from her decades of deep experience in corporate governance, financial and strategic planning, and as a trusted advisor to REITs. Michelle will complement our already strong group of trustees as AH4R continues to successfully execute on its strategy to provide desirable, durable and efficient homes and communities that help meet the growing need for high-quality housing options, while delivering superior returns for the Company’s shareholders.”

Douglas Benham, Chairman of the Nominating and Corporate Governance Committee of the AH4R Board of Trustees, stated, “Michelle’s addition reflects our continued commitment to refreshing the AH4R Board of Trustees with experienced business leaders who have independent perspectives and diverse backgrounds. We welcome the unique viewpoints and collective expertise in corporate governance, marketing and homebuilding that our newest trustees bring to the Board. We look forward to maintaining the right mix of skills, experience and diversity on the Board to continue overseeing the successful execution of the Company’s strategy to drive growth and create value.”

About Michelle C. Kerrick

Ms. Kerrick until recently served as the West Region Market Leader and Managing Partner of the Los Angeles office of Deloitte, one of the world’s largest professional services organizations. In this capacity, she helped drive strategy, client and business growth, and strategic positioning across the 13-office West Region and the Los Angeles office. Ms. Kerrick brings extensive experience working with corporate Boards and their Audit Committees on a range of complex issues, including digital transformation, IPOs, cost reduction, cybersecurity and enterprise risk.

Ms. Kerrick also has had deep experience in governance roles within Deloitte. She served on Deloitte’s Board Council and Strategic Investment Committee in which she oversaw various acquisitions and investments. Ms. Kerrick also served two terms on Deloitte’s Nominating Committee, which is responsible for CEO and board director selection.

As a community leader, Ms. Kerrick has held a number of senior governance roles in prominent professional and community organizations. She served as the 2018 Board Chair of the Los Angeles Chamber of Commerce; board member of Los Angeles Sports and Entertainment Commission; and on the Bid Committees that secured the 2022 Super Bowl and the 2028 Olympic Summer Games for Los Angeles. Ms. Kerrick received her B.S. degree in accountancy from Northern Arizona University.

Please see www.deloitte.com/us/about for a detailed description of Deloitte’s legal structure.

About American Homes 4 Rent

American Homes 4 Rent (NYSE: AMH) is a leader in the single-family home rental industry and “American Homes 4 Rent” is a nationally recognized brand for rental homes, known for high-quality, good value and tenant satisfaction. We are an internally managed Maryland real estate investment trust, or REIT, focused on acquiring, developing, renovating, leasing and operating attractive, single-family homes as rental properties. As of June 30, 2020, we owned 53,000 single-family properties in selected submarkets in 22 states.

Additional information about American Homes 4 Rent is available on our website at http://www.ah4r.com.

Contacts:

American Homes 4 Rent

Media Relations

Megan Grabos

Phone: (805) 413-5088

Email: media@ah4r.com

American Homes 4 Rent

Investor Relations

Anne McGuinness

Phone: (855) 794-2447

Email: investors@ah4r.com